EXHIBIT “1”

APPLICANT’S FINANCIALS FOR ITS FISCAL YEAR ENDED JUNE 30, 2018 AND QUARTER ENDED MARCH 31, 2019

WATERSIDE CAPITAL CORPORATION

Balance Sheets

June 30, 2018 and 2017

	2018	2017
ASSETS
Cash	$4,624	$-
TOTAL ASSETS	$4,624	$-
LIABILITIES & STOCKHOLDERS DEFICIT
Liabilities
Current Liabilities
Accounts Payable	$6,595	$-
Convertible Note Payable – Roran, net of debt discount	63,055	-
Accrued Interest Payable	163,261	147,569
Judgment Payable	10,427,300	10,427,300
Total Current Liabilities	10,660,211	10,574,869
Total Liabilities	10,660,211	10,574,869
Equity
Common Stock par value $1.00, 10,000,000 shares authorized, 1,915,548 shares issued and outstanding	1,915,548	1,915,548
Additional Paid-In Capital	15,539,813	15,479,680
Accumulated deficit	(28,110,948)	(27,970,097)
Total Stockholders’ Deficit	(10,655,587)	(10,574,869)
TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT	$4,624	$-

WATERSIDE CAPITAL CORPORATION

Statements of Operations

For the years ended June 30, 2018 and 2017

	2018	2017
Income
Interest – Other	$—	$192
Total Income	—	192

Expenses

Realized and Unrealized Loss on Investments	—	100,425
Administrative Expenses	101,309	273,688
Interest Expense	39,542	—
Total Expenses	140,851	374,113

Net Loss	$(140,851)	$(373,921)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	1,915,548	1,915,548
Net Loss Per Share	$(0.07)	$(0.20)

WATERSIDE CAPITAL CORPORATION

Statements of Stockholders’ Deficit

For the years ended June 30, 2018 and 2017

		Common Stock
		($1 Par Value)		Additional
			Par	Paid-In	Accumulated
		Shares	Value	Capital	Deficit	Total

7/01/2016	Balance	1,915,548	1,915,548	15,479,680	(27,596,176)	(10,200,948)

	Net Loss for the year	—	—	—	(373,921)	373,921

7/01/2017	Balance	1,915,548	1,915,548	15,479,680	(27,970,097)	(10,574,869)

	Beneficial Conversion Feature	—	—	60,133	—	60,133

	Net Loss for the year	—	—	—	(140,851)	(140,851)

6/30/2018	Balance	$1,915,548	1,915,548	15,539,813	(28,110,948)	(10,655,587)

WATERSIDE CAPITAL CORPORATION

Statements of Cash Flows

For the years ended June 30, 2018 and 2017

	2018	2017
Cash flows from operating activities:
Net loss	$(140,851)	$(373,921)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of interest	23,850
Loss on investments and other assets		104,000
Depreciation and amortization expense	—	438
Changes in assets and liabilities
Accounts payable	6,595	—
Accrued interest payable	15,692	—
Net cash used in operating activities	(94,714)	(269,483)

Cash flows from investing activities:
Proceeds from sale/settlement of investments	—	85,000

Net cash provided by investing activities	—	85,000

Cash flows from financing activities:
Payments on SBA judgment	—	(274,002)
Roran Capital: Loan from Roran	24,338	—
Roran Capital: Note from Roran	75,000	—

Net cash provided by (used in) financing activities	99,338	(274,002)

Net increase (decrease) in cash	4,624	(458,485)

Cash, beginning of year	—	458,485

Cash, end of year	$4,624	$—

Supplemental disclosure of non-cash investing activity
Transfer of note receivable to SBA to settle part of accrued interest	$—	$75,000

WATERSIDE CAPITAL CORPORATION

BALANCE SHEETS

As of March 31, 2019 (Unaudited) and June 30, 2018

	March 31, 2019	June 30, 2018
ASSETS
Cash	$13,509	$4,624
TOTAL ASSETS	$13,509	$4,624

LIABILITIES & EQUITY
Liabilities
Current Liabilitites
Accounts Payable	$2,845	$6,595
Convertible Note Payable - Roran, net of debt discount	154,338	63,055
Accrued Interest Payable	182,335	163,261
Judgment Payable	10,427,300	10,427,300
Total Current Liabilities	10,766,818	10,660,211

Total Liabilities	10,766,818	10,660,211

Equity
Common Stock par value $1.00, 10,000,000 shared authorized, 1,915,548 shares issued and outstanding	1,915,548	1,915,548
Additional Paid-In Capital	15,576,480	15,539,813
Accumulated Deficit	(28,245,337)	(28,110,948)
Total Equity	(10,753,309)	(10,655,587)
TOTAL LIABILITIES & EQUITY	$13,509	$4,624

WATERSIDE CAPITAL CORPORATION

STATEMENTS OF OPERATIONS

For the Three and Nine Months Ended March 31, 2019 and 2018

(Unaudited)

	Three Month Periods Ended		Nine Month Periods Ended
	March 31,		March 31,
	2019	2018	2019	2018

Expense
Administrative Expenses	12,265	25,842	42,365	69,593
Interest Expense	42,447	9,516	92,024	14,164
Total Expense	54,712	35,358	134,389	83,757

Net Loss	$(54,712)	$(35,358)	$(134,389)	$(83,757)

Weighted Average Number of Common Shares Outstanding- Basic and Diluted	1,915,548	1,915,548	1,915,548	1,915,548
Net Loss Per Share- Basic and Diluted	$(0.03)	$(0.02)	$(0.07)	$(0.04)

WATERSIDE CAPITAL CORPORATION

STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Nine Months Ended March 31, 2019 and 2018 (Unaudited)

	Common Stock
	($1 Par Value)		Additional
		Par	Paid-in	Accumulated
	Shares	Value	Capital	Deficit	Total
6/30/2017 Balance	1,915,548	$1,915,548	$15,479,680	$(27,970,097)	$(10,574,869)

Beneficial conversion feature	-	-	43,466	-	$43,466

Net loss for the period	-	-	-	(83,757)	(83,757)

3/31/2018 Balance	1,915,548	$1,915,548	$15,523,146	$(28,053,854)	$(10,615,160)

	Common Stock
	($1 Par Value)		Additional
		Par	Paid-in	Accumulated
	Shares	Value	Capital	Deficit	Total
7/1/2018 Balance	1,915,548	$1,915,548	$15,539,813	$(28,110,948)	$(10,655,587.00)

Beneficial conversion feature	-	-	36,667	-	36,667

Net Loss for the period	-	-	-	(134,389)	(134,389)

3/31/2019 Balance	1,915,548	$1,915,548	$15,576,480	$(28,245,337)	$(10,753,309)

WATERSIDE CAPITAL CORPORATION

STATEMENTS OF CASH FLOWS

For the Nine Months Ended March 31, 2019 and 2018

(Unaudited)

	Nine Month Periods Ended
	March 31,
	2019	2018
OPERATING ACTIVITIES
Net Loss	$(134,389)	$(83,757)
Adjustments to reconcile Net Loss to net cash used in operations
Amortization of interest	72,950	11,250
Changes in assets and liabilities
Acounts Payable	(3,750)	2,845
Accrued Interest Payable	19,074	2,914
Net cash used by Operating Activities	(46,115)	(66,748)

FINANCING ACTIVITIES
Proceeds from note payable from Roran Capital	55,000	74,338
Net cash provided by Financing Activities	55,000	74,338
Net cash increase for period	8,885	7,590

Cash at beginning of period	4,624	-

Cash at end of period	$13,509	$7,590

Supplemental Non-Cash Investing and Financing Activities

Intrinsic value of embedded beneficial conversion feature on convertible note payable	$36,667	$43,464